Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES GROWTH IN FIRST QUARTER EARNINGS
     April 29, 2008; Augusta, Georgia — GEORGIA-CAROLINA BANCSHARES, INC. (GECR.OB), parent company of FIRST BANK OF GEORGIA, announced today that for the three months ended March 31, 2008, total assets and net income increased compared to the first quarter ended March 31, 2007, with net income increasing significantly compared to the fourth quarter ended December 31, 2007.
     Net earnings for the first quarter of 2008 increased by 2.9% to $752,000 compared to the $731,000 in earnings reported for the first quarter of 2007.
     The book value of the stock increased 12.0% to $10.94 as of March 31, 2008 compared to the book value of $9.77 as of March 31, 2007.
     More significantly, the first quarter earnings compared very favorably to the earnings reported from the fourth quarter of 2007. This improvement represents a quarter to quarter increase of 121.8% with an increase in net income of $413,000.
     Patrick G. Blanchard, President & CEO of the Company, stated “We are pleased with our performance, particularly in light of the softening of the residential construction, acquisition, and development industries throughout the country.”
     “Our first quarter performance is reflective of the fact that the Augusta real estate market is more viable and has a greater level of stability than other regions of the country,” Blanchard continued.
     The Company reported an increase of 7.4% in total consolidated assets of $460,566,000, compared to total assets of $428,673,000 as of March 31, 2007, and a 2.8% increase over year-end total consolidated assets of $447,869,000 as of December 31, 2007.
     The Company further reported net income per share of $.22 and a diluted net income per share of $.21 for the first quarter of 2008, which were the same as earnings per basic and diluted shares for the first quarter of 2007.

PRESS RELEASE
April 29, 2008
Page Two
     Remer Y. Brinson III, President & CEO of First Bank of Georgia stated that “The bank’s loan portfolio net of allowance for loan losses, excluding mortgage loans held for resale, grew by 4.0%, a total of $12,841,000 during the first quarter.”
     He further reported that “The bank’s total deposits grew 2.7%, a total of $10,342,000 during the same period.”
     Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR. The closing price of the stock on the Over-The-Counter Bulletin Board was $9.10 as of April 28, 2008.
     Georgia-Carolina Bancshares, Inc. is a bank holding company with approximately $460 million in assets as of March 31, 2008. The Company owns First Bank of Georgia which conducts bank operations through offices in Augusta, Columbia County and Thomson, McDuffie County, Georgia.
     Morgan Keegan & Company, Inc. serves as the principal market maker of the Company’s common stock.
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.